UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BAY BANKS OF VIRGINIA, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 6, 2015

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. on May 18, 2015, at 5:00 p.m., at the Main Office of Bank of Lancaster, 100 South Main Street, Kilmarnock, Virginia.

The primary business of the meeting will be to elect two Company directors, to approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in the accompanying proxy statement and to approve certain amendments to the Company’s Articles of Incorporation. During the meeting, we also will report to you on the condition and performance of the Company and its subsidiaries, the Bank of Lancaster and Bay Trust Company. You will have an opportunity to question management on matters that affect the interests of all stockholders.

We hope you can join us for the Annual Meeting on May 18th. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. In order to make voting even easier this year, we are offering Internet voting for the first time. You will find instructions to vote via the Internet on your proxy card.

YOUR VOTE IS IMPORTANT

Thank you for your interest in the Company’s affairs. As always, we are most grateful for your continued support of Bay Banks of Virginia.

Sincerely,

/s/ Robert F. Hurliman	/s/ Randal R. Greene
Robert F. Hurliman	Randal R. Greene
Chairman of the Board	President and Chief Executive Officer

If you hold your shares through a broker, it is necessary for you to actually vote the proxy you receive from the broker in order for your vote to be counted.

Your Vote is Important.

BAY BANKS OF VIRGINIA, INC.

100 South Main Street

Kilmarnock, Virginia 22482

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2015

To Our Stockholders:

The Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. (the “Company”) will be held at the Main Office of Bank of Lancaster, 100 South Main Street, Kilmarnock, Virginia, on May 18, 2015 at 5:00 p.m. for the following purposes:

1.	To elect two (2) Class II directors to serve three-year terms;

2.	To approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in the Company’s 2015 proxy statement;

3.	To approve an amendment to the Company’s Articles of Incorporation to change the quorum requirement for stockholder action;

4a.	To approve an amendment to the Company’s Articles of Incorporation to change the voting requirement for approval of general corporate matters;

4b.	To approve an amendment to the Company’s Articles of Incorporation to change the voting requirement to elect directors;

4c.	To approve an amendment to the Company’s Articles of Incorporation to change the voting requirements for approval of certain corporate transactions and future amendments to the Company’s Articles of Incorporation; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof. Management knows of no other business to be brought before the meeting.

Only stockholders of record at the close of business on March 18, 2015 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ Pamela A. Varnier

Pamela A. Varnier

Corporate Secretary

April 6, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials may be found at http://www.baybanks.com.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY

OR VOTE YOUR SHARES VIA THE INTERNET.

BAY BANKS OF VIRGINIA, INC.

100 S. Main Street

Kilmarnock, Virginia 22482

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2015

GENERAL

The enclosed proxy is solicited by the Board of Directors of Bay Banks of Virginia, Inc., the holding company for the Bank of Lancaster and Bay Trust Company, for the Company’s Annual Meeting of Stockholders to be held on May 18, 2015 (the “Annual Meeting”), at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting or any adjournment thereof. The date of this Proxy Statement is March 31, 2015 and the approximate mailing date of this Proxy Statement and accompanying proxy is April 6, 2015.

In this Proxy Statement, we refer to Bay Banks of Virginia, Inc. as the “Company,” Bank of Lancaster as the “Bank” and Bank of Lancaster and Bay Trust Company together as the “Subsidiaries.”

Business Items of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

•	to elect two (2) Class II directors to serve three-year terms (Proposal 1);

•	to approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in this Proxy Statement (Proposal 2);

•	to approve an amendment to the Company’s Articles of Incorporation, as amended (the “Articles”), to change the quorum requirements for stockholder action (Proposal 3);

•	to approve an amendment to the Company’s Articles to change the voting requirement for approval of general corporate matters (Proposal 4a);

•	to approve an amendment to the Company’s Articles to change the voting requirement to elect directors (Proposal 4b); and

•	to approve an amendment to the Company’s Articles to change the voting requirements for approval of certain corporate transactions and future amendments to the Company’s Articles of Incorporation (Proposal 4c).

Proposals 4a, 4b and 4c relate to changing the voting requirements for stockholder approval of specified actions. While the Board of Directors views such proposed amendments to the Company’s Articles in their entirety as a singular change in corporate governance as it relates to stockholder voting, the Company is submitting these amendments to stockholders as separate proposals so that stockholders are able to express their views on each amendment proposal separately. However, because of the Board’s view on such amendments, the approval of each of Proposal 4a, 4b and 4c is conditioned on the approval of the other proposals regarding the voting requirements for stockholder approval. The Company will amend its Articles to implement the amendments that are the subjects of Proposals 4a, 4b and 4c only if all such proposals receive the requisite approvals from stockholders. In the event stockholders do not approve Proposal 4a or Proposal 4b or Proposal 4c, or any two or all of such proposals are not approved, the Company will not amend its Articles to implement any amendment that is the subject of any of such proposals.

Stockholders will also be asked to vote on any other matters which may properly come before the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors of the Company recommends that you vote “FOR” the election of the Class II director nominees named in this Proxy Statement, “FOR” the approval of the Company’s executive compensation as described in this Proxy Statement, “FOR” the approval of an amendment to the Company’s Articles to change the quorum requirement for stockholder action, “FOR” the approval of an amendment to the Company’s Articles to change the voting requirement for approval of general corporate matters, “FOR” the approval of an amendment to the Company’s Articles to change the voting requirement to elect directors and “FOR” the approval of an amendment to the Company’s Articles to change the voting requirements for approval of certain corporate transactions and future amendments to the Articles of Incorporation.

Record Date and Voting Rights of Stockholders

Only stockholders of record of the Company’s common stock at the close of business on March 18, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of the Company’s common stock outstanding and entitled to vote as of the close of business on March 18, 2015 was 4,802,856. The Company has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

Quorum

A 60% majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Shares for which you have elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter. Shares held by a brokerage firm, bank, broker-dealer or similar organization that are voted on any matter are included in the quorum; if such shares are not voted on any matter they will not be included in determining whether a quorum is present.

Vote Required

The vote required for approval varies based on the proposal. With respect to Proposal 1, directors are elected by the affirmative vote of more than 60% of the shares represented at the Annual Meeting. With respect to Proposal 2, the advisory matter on the Company’s executive compensation will be approved if more than 60% of the shares represented at the Annual Meeting vote for approval of the proposal. With respect to Proposals 3, 4a, 4b and 4c, the affirmative vote of more than 60% of the Company’s outstanding shares is required to approve each proposal relating to amending the Company’s Articles.

Voting Shares Held in Accounts with Brokerage Firms and Similar Organizations

If your shares are held in an account with a brokerage firm, bank, broker-dealer or similar organization, then your shares are held in “street name.” The firm that holds your shares, or its nominee, is considered the registered stockholder for purposes of voting at the Annual Meeting, and you are considered the beneficial owner. As a beneficial owner, you have the right to direct the firm how to vote the shares held for you, and you must follow the instructions of that firm in order to vote your shares or to change a previously submitted voting instruction. If the firm does not receive instructions from you on how to vote your shares on a non-routine matter, that firm does not have the authority to vote on that matter with respect to your shares. Since you are not the registered owner, you may not vote the shares in person at the Annual Meeting unless you obtain a legal proxy from the firm that holds your shares giving you the right to vote shares registered in its name at the Annual Meeting. Please note that this legal proxy is different from the proxy card or voting instructions you generally receive in the mail. If you wish to vote your shares in person, please contact the firm holding your shares for a legal proxy.

Voting on Routine and Non-Routine Matters

If you own shares that are held in street name, and you do not provide the firm that holds the shares with specific voting instructions, then, under applicable rules, the firm that holds the shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the firm that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that firm will inform the inspector of election of the Annual Meeting that it does not have the authority to vote on the matter with respect to the shares. This is generally referred to as a “broker non-vote.”

All of the proposals presented in this Proxy Statement are matters that are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

Revocation and Voting of Proxies

Execution of a proxy will not affect a registered stockholder’s right to attend the Annual Meeting and vote in person. Any registered shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and voting in person. A registered shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Corporate Secretary of the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

In order to make voting even easier this year, we are offering Internet voting for the first time. You will find instructions to vote via the Internet on your proxy card. A vote on the Internet will have the same effect as a vote using a proxy card.

How Shares will be Voted

Shares represented by proxies will be voted at the Annual Meeting as follows:

•	Properly Completed Proxies – Shares represented by a properly completed proxy that contains voting instructions will be voted in accordance with the voting instructions specified in the proxy.

•	Proxies Without Voting Instructions – Shares represented by proxies that are properly signed and dated but which do not contain voting instructions will be voted in accordance with the Board’s recommendations set forth above.

•	Abstentions – We will count a properly executed proxy marked “Abstain” for purposes of determining whether there is a quorum present at the Annual Meeting, but the shares represented by that proxy will not be voted at the Annual Meeting.

•	Broker Non-votes – Your broker may not vote your shares for you unless you provide instructions to your broker on how to vote them. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not do this, your broker may not vote your shares at all (a broker non-vote).

A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Failures to vote, abstentions and broker non-votes will not be counted as votes cast on the election of directors proposal and will have no effect on the election of directors (Proposal 1).

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect on the executive compensation proposal (Proposal 2).

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposals relating to amendments to the Company’s Articles. Because, however, approval of each of the amendment proposals requires the affirmative vote of more than 60% of the Company’s outstanding shares outstanding on the record date, a failure to vote, abstention or broker non-vote will have the same effect as a vote against each such proposal (Proposals 3, 4a, 4b and 4c).

Costs of Solicitation

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person, by telephone or email, or special letter by officers and regular employees of the Company, acting without compensation other than regular compensation.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes (I, II and III), and the term of office for the Class II directors will expire at the Annual Meeting. The current Class II directors are Kenneth O. Bransford, Jr. and Julien G. Patterson. If elected, Messrs. Bransford and Patterson will serve until the Annual Meeting of Stockholders to be held in 2018.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, the persons named as nominees should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other person as the Board of Directors may designate.

The following table provides certain biographical information with respect to each director and director nominee for election at the Annual Meeting. Information on the specific experience and qualifications that led the Board to conclude that each director or director nominee should serve as a director of the Company follows under “Board of Directors Information – Qualifications and Experiences of Directors” beginning on page 6.

The Board of Directors recommends the Class II nominees, as set forth below, for election. The Board of Directors recommends that stockholders vote FOR the nominees.

Name (Age)	Company Director Since	Principal Occupation During Past Five Years

Class II (Nominees to serve until the 2018 Meeting):

Kenneth O. Bransford, Jr. (70)	2011	Vice Chairman of the Bank of Lancaster Board; Retired President and Chief Executive Officer of the Bank, serving from May 2011 until September 2011; Vice President of the Company from August 2010 to October 2011; and Executive Vice President of the Bank from 2002 until April 2011.

Julien G. Patterson (63)	2009	Founder and past Chairman of OMNIPLEX World Services Corporation, Chantilly, Virginia; past Chairman of the Virginia State Chamber of Commerce, Richmond, Virginia.
Class III (Directors serving until the 2016 Meeting):

C. Dwight Clarke (52)	2013	Partner, Dehnert, Clarke & Co., P.C., Irvington, Virginia.

Elizabeth H. Crowther, Ed. D. (58)	2012	President of Rappahannock Community College, Warsaw, Virginia, since 2004.

Robert F. Hurliman (70)	2007	Chairman of the Board; Retired Director of Vehicle Logistics of DaimlerChrysler Corporation, Auburn Hills, Michigan, since 2000.
Class I (Directors serving until the 2017 Meeting):

Richard A. Farmar, III (57)	2004	President of B.H. Baird Insurance Agency, Warsaw, Virginia.

Randal R. Greene (55)	2011	President and Chief Executive Officer of the Company and the Bank since October 2011; Regional President of State of Franklin Bank, a division of Jefferson Federal Bank in Johnson City, Tennessee, from October 2008 to September 2011; and President of State of Franklin Bancshares, Inc. and President and Chief Executive Officer of State of Franklin Bank, from 1996 until acquired by Jefferson Bancshares, Inc. in October 2008.

Board of Directors Information

Board Independence. The Company’s Board of Directors has determined that, except for Mr. Greene, each director is independent within the NASDAQ definition of “independent director.”

Board Meetings. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties, including attendance at Board and Committee meetings. During 2014, there were eight meetings of the Board of Directors. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and its Committees. Directors are encouraged to attend stockholders meetings, and all directors attended the 2014 Annual Meeting of Stockholders.

There are no family relationships among any of the directors or among any directors and any executive officers. None of the directors serves as a director of any other publicly held company.

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Chief Executive Officer serves on the Board of Directors; however, his main focus is to provide leadership to the Company in accomplishing the directives established by the Board. In that role, he is responsible for the general administration, oversight, care and management of the business of the Company and the Subsidiaries, as well as full authority over all officers, managers and employees. The Chairman of the Board is considered the lead independent director, and his role, along with the Board, is to provide independent oversight of the Chief Executive Officer, to direct the business and affairs of the Company for the benefit of its stockholders, and to balance the interests of the Company’s diverse constituencies including stockholders, customers, employees and communities.

Qualifications and Experiences of Directors.

Kenneth O. Bransford, Jr. brings a lifetime career in banking to the Board. He is Bank of Lancaster’s retired President and Chief Executive Officer. He retired in December 2011 after a 40-year tenure with the Company and the Bank. He is a director of the Company, the Vice Chairman of the Board of the Bank, and a director of Bay Trust Company. With his knowledge of the financial industry and the communities we serve, Mr. Bransford brings a wealth of expertise to his directorship. Over his 40-year career, he held the position of Senior Lending Officer of the Bank, with overall responsibility for the Bank’s loan operations; and as Retail Delivery Administrator, he had overall responsibility for the Bank’s branches throughout the Northern Neck. Mr. Bransford attended the University of Richmond and during his career with Bank of Lancaster, he graduated from the Virginia School of Bank Management at the University of Virginia and the Graduate School of Banking of the South at Louisiana State University. He has always taken an active role in his community, having served as President of both the Kilmarnock and Lancaster County Chambers of Commerce. He is a director and past President of the Kilmarnock-Irvington-White Stone Rotary Club, and chairs the club’s annual Bay Seafood Festival. He is a past board member of the Lancaster Community Library, served on the Northern Neck Boy Scout District Committee, served on the Northern Neck Home Builders Association, and has been involved for many years with the American Cancer Society’s Relay for Life and Mid-Atlantic Regional Golf Board. He is a member, past director and past officer of Indian Creek Yacht & Country Club. Mr. Bransford is an active member and usher at St. Francis deSales Catholic Church in Kilmarnock. Mr. Bransford’s lifetime career in banking, his leadership of the Company and the Bank for over 40 years, and his commitment to his community allows him to provide excellent counsel to our Company.

C. Dwight Clarke is a Partner and Certified Public Accountant of Dehnert, Clarke & Co., P.C., an accounting firm located in Irvington, Virginia. Mr. Clarke has been associated with the firm since 1985 and a partner since June 1990. He works with clients throughout the counties of Lancaster, Matthews, Middlesex and Northumberland. Mr. Clarke graduated from Virginia Polytechnic Institute (Virginia Tech) in 1985 with a B.S. degree in Accounting. He is a member of the American Institute of CPAs and the Virginia Society of CPAs. Active in his community, Mr. Clarke is a member, past President and Treasurer of the Kilmarnock-Irvington-White Stone Rotary Club; board member and Treasurer of the Tidewater Foundation; a past board member and Treasurer for both the Lancaster County Chamber of Commerce and the Lancaster Community Library. He is a past member of Bank of Lancaster’s Lancaster/Middlesex Community Board. Mr. Clarke is a member of Grace Episcopal Church in Kilmarnock.

Elizabeth H. Crowther, Ed. D. is President of Rappahannock Community College (“RCC”), headquartered in Warsaw, Virginia. RCC is the only institution of higher education located in the 12 counties of the Northern Neck and Middle Peninsula. Under her leadership, RCC has added three locations, including the Kilmarnock Center, and the college serves approximately 5,000 students in credit programs and 2,000 in workforce training. She is responsible for establishing guaranteed admission agreements with leading four-year colleges and universities across Virginia, which allow RCC graduates to transfer seamlessly into such institutions. Dr. Crowther earned her B.A. and M.A. degrees from Virginia Polytechnic Institute (Virginia Tech) and her Doctor of Education from the College of William & Mary. Active in her community, Dr. Crowther serves on numerous civic and charitable boards, including the boards for Bon Secours Richmond Health Systems, Lilian Lumber Company, Northern Neck Insurance, Rappahannock Community College Educational Foundation, River Counties Community Foundation, and Visions of Lancaster and Northumberland Counties. Dr. Crowther is a current member of the Middlesex Rotary Club and past President of the Strasburg Club, as well as a Paul Harris Fellow.

Richard A. Farmar, III is President of B. H. Baird Insurance Agency, headquartered in Warsaw, Virginia. A graduate of Hampden-Sydney College, he joined B. H. Baird in 1979. In 1983, he received the AAI (Accredited Advisor in Insurance) designation and in 1994, the CPCU (Chartered Property Casualty Underwriter) designation. Mr. Farmar became President of B. H. Baird Insurance Agency in January 1999. He has served as President of the Independent Insurance Agents of Virginia and as a director of the Keystone Insurers Group and Virginia Financial Services Corporation. Active in his community, Mr. Farmar has served as President of the Warsaw Jaycees, President of the George Washington National Memorial Association, President of the Rappahannock Chapter of Ducks Unlimited and has coached Little League Baseball. He is a past President and current member of the Warsaw Rotary Club, a director of The Tidewater Foundation and a director of The Haven. Mr. Farmar is also the Chairman of the Board of Bank of Lancaster and Chairman of its Executive and Loan Committees. His connections to Richmond County, Virginia provide valuable knowledge of that market area.

Randal R. Greene is the President and Chief Executive Officer of Bay Banks of Virginia, Inc. and Bank of Lancaster. He is also a director of the Company, the Bank and Vice Chairman of Bay Trust Company. He received his Bachelor of Business Administration degree from East Tennessee University. He began his banking career in 1984 and brings 30 years of community banking and management experience to the Bay Banks family, which he joined in 2011. Mr. Greene most recently was Regional President of State of Franklin Bank, a division of Jefferson Federal Bank in Johnson City, Tennessee. From 1996 to 2008, he was President and Chief Executive Officer, director and founder of State of Franklin Savings Bank and Chairman of its Executive Committee. Mr. Greene was the President of State of Franklin Real Estate from 1997 to 2008, growing the company to 100 agents and to number two in market share. In addition, he served as President of State of Franklin Leasing Company. Mr. Greene has had a lifetime involvement in Boy Scouts of America and is currently a member of the Executive Board of the Capital Heart of Virginia Boy Scouts Council. He is a former President of the Sequoyah Council, which serves 17 counties in East Tennessee and Southwest Virginia, and former Chairman of the Silver Eagle Dinner for Boy Scouts of America. He has also served as the Leadership Chairman of United Way of East Tennessee, as a board member of the Children’s Advocacy Center, Chairman and board member of Comprehensive Community Services, Foundation Board member of East Tennessee State University, and board member of the Johnson City/Washington County Chamber of Commerce. He is a past Chairman of the Johnson City Medical Center Foundation, past board member of the City of Johnson City Community Development Board and the organizer of the Eastern Eight, a successful non-profit housing corporation. Currently, Mr. Greene serves on the Board of Directors of the Virginia Association of Community Bankers, the Virginia Bankers Association Management Services, Inc. Board and the Board of Bankers Title of Shenandoah, LLC. Mr. Greene formerly served on the Board of the Rappahannock General Hospital Foundation. He also has been a participant of LEAD Northern Neck, a component of LEAD VIRGINIA, designed to build a network of informed, engaged and connected leadership for the Commonwealth of Virginia.

Robert F. Hurliman is Chairman of the Board of the Company, where he has been a director since 2007. He is also Chairman of the Board of Bay Trust Company, where he has been a director since 2006. Mr. Hurliman brings to the Company’s Board extensive executive skills from his career of 31 years at DaimlerChrysler, AG in Michigan, from which he retired in 2000, after serving that company in manufacturing, engineering, purchasing and supply chain management. His last position was that of Director of Logistics, in which he was responsible for delivery of over 3 million domestically produced and imported vehicles in North America. Mr. Hurliman received his undergraduate degree from Pennsylvania State University and his graduate degree from Wayne State University. He is active in our community, serving as Treasurer of Grace Episcopal Church, Kilmarnock, as past President of the Lancaster Community Library Board of Directors and past Vice Chairman of the Board of Trustees of Chesapeake Academy.

Julien G. Patterson brings to the Board valuable entrepreneurial business and board skills as past Chairman of OMNIPLEX World Services Corporation, a company he founded 27 years ago. The company employs approximately 3,500 men and women worldwide. Mr. Patterson’s security career began with the Central Intelligence Agency (the “CIA”), during which time he designed a wide variety of comprehensive and specialized security training programs, and led those mobile training teams. In 1987, Mr. Patterson left the CIA to begin his career as an entrepreneur. In 1997, Mr. Patterson was named the Greater Washington Entrepreneur of the Year from a field of over 890 nominees. The Entrepreneur of the Year award, sponsored by Ernst & Young LLP, the NASDAQ Stock Market and other nationally known companies, was established to recognize “an elite group of entrepreneurs whose vision, innovation and hard work have established and sustained successful growing businesses.” Mr. Patterson received his undergraduate and honorary doctorate degrees from Norfolk State University, and previously served on its Board of Visitors. He is the past Chairman of the Virginia Economic Development Partnership (for former Governors McDonnell and Kaine), a past Chairman of the Virginia Chamber of Commerce, a past Chairman of the Virginia Community College Foundation, a past Chairman of Virginia FREE, a director of the Boys & Girls Club of the Northern Neck, the Northern Neck Insurance Company, and a past director of the Steamboat Era Museum and a past trustee of the Virginia Foundation for Independent Colleges.

Board Involvement in Risk Oversight. Via the Enterprise Risk Committee, established in 2014, the Board oversees risk management to be reasonably certain that the Company’s risk management practices are consistent with the Company’s strategy and functioning appropriately. The Enterprise Risk Committee directs management’s Enterprise Risk Management (“ERM”) program. The ERM program assesses six risk areas on a quarterly basis. These risk areas are credit, market, liquidity, operational, legal and reputational. Furthermore, the Board establishes standards for risk management by approving policies that address and mitigate the aforementioned risks, plus capital risk and fiduciary risk. The Audit Committee oversees financial, accounting and internal control risk management. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, and regulatory examiners.

Board Committees

The Board of Directors of the Company has, among others, a standing Audit Committee and Compensation Committee.

Audit Committee. The Audit Committee currently consists of Kenneth O. Bransford, Jr., C. Dwight Clarke, Richard A. Farmar, III and Robert F. Hurliman. All members of the Audit Committee meet the requirements for independence as set forth in the NASDAQ definition of “independent director” and meet the definition of an independent director as set forth in Rule 10A-3 of the Securities Exchange Act of 1934. The Board has determined that Mr. Clarke qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission regulations. All Audit Committee members bring a diversity of financial knowledge and expertise and have extensive business backgrounds that the Board has determined are sufficient for the proper exercise of their duties on the Committee.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Accordingly, the independent registered public accounting firm reports directly to the Audit Committee of the Company. It is the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm, to approve the scope of the independent registered public accounting firm’s audits and to review the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor. The Committee regularly reports to the Board of Directors of the Company. The charter of the Audit Committee is attached as Appendix A to this Proxy Statement. The Audit Committee met six times during 2014.

Compensation Committee. The Compensation Committee currently consists of C. Dwight Clarke, Elizabeth H. Crowther, Richard A. Farmar, III, Robert F. Hurliman and Julien G. Patterson. All members of the Compensation Committee meet the requirements for independence as set forth in the NASDAQ definition of “independent director.” As part of its responsibilities, the Committee acts on behalf of the Board in setting executive compensation policy and administering compensation plans; makes decisions or develops recommendations for the Board with respect to the compensation of the Company’s executive officers; recommends to the Board the amount of contributions to the retirement plans of the Company; and selects independent compensation consultants if needed. In the opinion of the Compensation Committee and the Board of Directors, the Company’s compensation programs, practices and policies do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company. The charter of the Compensation Committee is available upon request. To obtain a copy of the charter, please submit a written request to the Company’s Corporate Secretary at the address given in the “Stockholder Proposals” section in this Proxy Statement. The Compensation Committee met three times during 2014.

In 2013, the Compensation Committee engaged The Titan Group LLC (the “Titan Group”), a compensation consulting firm, as advisor to the Committee. The Titan Group continued to provide compensation advisory services to the Committee in 2014. Prior to its engagement in 2013, the Titan Group had not provided any services to the Company or the Subsidiaries. The Titan Group has not provided any services to the Company or the Subsidiaries other than compensation advisory services since it has been engaged by the Compensation Committee.

Nominating Committee. The Company’s Board of Directors does not have a standing nominating committee. The Board of Directors does not believe that it is necessary to have a nominating committee because it has determined that the functions of a nominating committee can be adequately performed by its independent members and that stockholders are best served by having such directors participate in the selection of board nominees.

In accordance with the Company’s Bylaws, nominations for the election of directors shall be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the date of the anniversary of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The above procedures are in addition to the procedures regarding inclusion of stockholder proposals in proxy materials set forth in “Stockholder Proposals” in this Proxy Statement.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. High-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters are among the initial criteria the Board looks for in a candidate. Although the Board has not adopted a formal policy relating to Board diversity, the independent directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and to its stockholders. The independent directors, along with the other board members as appropriate, evaluate potential nominees, whether proposed by stockholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Consideration is made of a candidate’s ability to complement the existing Board, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company’s market areas. Other factors, such as a candidate’s race, gender, or national origin, are considered if all other qualifications are met. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at an annual meeting.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following provides certain biographical information with respect to each executive officer of the Company who is not a director.

Deborah M. Evans, 52, has served as Chief Financial Officer of the Company since December 2011. From 2005 until December 2011, Ms. Evans served as Treasurer and Principal Financial and Accounting Officer of the Company. Ms. Evans joined the Bank in 1999 and over the last 15 years has served as Regulatory Accountant, Assistant Cashier, Cashier and Chief Financial Officer at the Bank.

Douglas F. Jenkins, Jr., 55, has served as Executive Vice President of the Bank since December 2011 and Chief Lending Officer since April 2013. Mr. Jenkins was Senior Vice President of the Bank from December 2009 until December 2011 and served as Senior Lending Officer from May 2008 until April 2013. He also served as Retail Delivery Administrator from June 2011 until April 2013. Prior to joining the Bank in 2006 as a Business Development Officer, Mr. Jenkins was a Vice President at SunTrust Bank, where he was a member of its Financial Institutions Group.

DIRECTOR COMPENSATION

In 2014, non-employee directors of the Company received a $7,000 annual retainer, with the exception of the Chairman, who received a $12,000 annual retainer. They also received $350 for each meeting of the Company’s Board of Directors attended, and $200 for each committee meeting attended. Randal R. Greene, the Company’s President and Chief Executive Officer, is not compensated for his service on the Boards of the Company and the Subsidiaries. In addition, certain non-employee directors serve as chairpersons on various on Community Boards for the Bank, and received $50 for each meeting attended.

The Company has a nonqualified Directors Deferred Compensation Plan which allows for the deferral of pre-tax income associated with the payment of cash fees and retainers. Directors may elect to defer all or a portion of their director fees and retainers under this plan. Amounts deferred pursuant to the plan can be invested in various mutual funds, with the portfolio composition up to the discretion of the director. Amounts under the plan will be paid following a distributable event. A distributable event includes termination of service as a director or a specific date without regard to continued service as a director. Distributions can be received either as a lump-sum payment or in substantially equal payments over a period of not more than 20 years.

During 2014, each non-employee director received stock options under the Company’s 2013 Stock Incentive Plan. The Chairman of the Company and the Chairman of the Bank each received options for 1,000 shares of the Company’s common stock and all other directors of the Company received options for 500 shares of the Company’s common stock. The per share exercise price for the options is equal to the fair market value of a share of the Company’s common stock on the grant date.

The following table presents compensation information on the non-employee directors of the Company for 2014. Such information includes fees and retainers received for service on the Boards of Directors of the Subsidiaries.

2014 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Kenneth O. Bransford, Jr.	$22,800	$1,375	—	—	$24,175
C. Dwight Clarke	19,650	1,375	—	—	21,025
Elizabeth H. Crowther	11,500	1,375	—	—	12,875
Richard A. Farmar, III	27,150	2,750	$19,567	—	49,467
Robert F. Hurliman	28,200	2,750	—	—	30,950
Julien G. Patterson	10,250	1,375	—	—	11,625

(1)	Includes fees and retainers earned and deferred under the Directors Deferred Compensation Plan previously described.
(2)	The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Assumptions used to calculate the value can be found in Note 18 in the Notes to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Consists of investment gains and losses under the Directors Deferred Compensation Plan.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides, as of March 18, 2015, certain information with respect to the beneficial ownership of the Company’s common stock for (i) the directors and director nominees of the Company, (ii) each executive officer named in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement, (iii) all directors, director nominees and executive officers of the Company as a group, and (iv) each stockholder known by the Company to own beneficially more than 5% of the Company’s common stock.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Named Executive Officers and Directors:
Kenneth O. Bransford, Jr.	28,080	(2)(3)	*
C. Dwight Clarke	11,086	(2)(3)	*
Elizabeth H. Crowther	2,600	(3)	*
Deborah M. Evans	28,814	(2)(3)	*
Richard A. Farmar, III	57,082	(2)(3)	1.19%
Randal R. Greene	61,384	(3)	1.27%
Robert F. Hurliman	33,031	(3)	*
Douglas F. Jenkins	37,391	(3)	*
Julien G. Patterson	299,373	(2)(3)	6.23%
All directors, director nominees and executive officers as a group (9 persons)	558,841	(2)(4)	11.44%
Other 5% Stockholders:
Entities and persons affiliated with Maltese Capital Management, LLC	476,200	(5)	9.91%
Stanley Woodward, Jr. Marie José B. Woodward	352,948	(6)	7.35%

*	Represents less than 1% of Company common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.
(2)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Bransford, 1,979 shares; Mr. Clarke, 1,000 shares; Ms. Evans, 432 shares; Mr. Farmar, 4,637 shares; and Mr. Patterson, 295,812 shares, which shares are held by the Revocable Trust of Julien G. Patterson dated January 24, 2003, of which his spouse is co-trustee. The address for the trust is Julien G. Patterson and Terri J. Wesselman, Co-Trustees, 10009 Magnolia Bend, Bonita Springs, Florida 34135.
(3)	Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s equity compensation plans as follows: Mr. Bransford, 2,000 shares; Mr. Clarke, 4,643 shares; Dr. Crowther, 2,000 shares; Ms. Evans, 15,178 shares; Mr. Farmar, 10,725 shares; Mr. Greene, 20,000 shares; Mr. Hurliman, 9,643 shares; Mr. Jenkins, 15,114 shares; and Mr. Patterson, 3,561shares.
(4)	Includes 82,864 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s equity compensation plans, and 3,396 shares held in the Company’s Employee Stock Ownership Plan.

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(5)	This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015 by (i) Maltese Capital Management LLC (“MCM”), (ii) Maltese Capital Holdings, LLC (“Holdings”), (iii) Malta Hedge Fund II, L.P. (“MHFII”) and (iv) Terry Maltese, Managing Member of MCM and Holdings. Pursuant to the Schedule 13G/A, as of December 31, 2014 (i) MHFII beneficially owned 334,200 shares of Company common stock, constituting approximately 6.94% of the shares outstanding; (ii) Holdings owned directly no shares of common stock but by reason of its position as general partner of certain partnerships, Holdings may be deemed to beneficially own the 383,400 shares of common stock, which are held by such partnerships, constituting approximately 7.96% of the shares outstanding; (iii) MCM owned directly no shares of common stock but by reason of its position as investment advisor, MCM may be deemed to beneficially own the 476,200 shares of common stock, which are held of record by clients of MCM, constituting approximately 9.88% of the shares outstanding; and (iv) Mr. Maltese directly owned no shares of common stock but by reason of his position as Managing Member of MCM, Mr. Maltese may be deemed to beneficially own 476,200 shares of common stock, constituting approximately 9.88% of the shares outstanding. The address of the principal offices of each of MCM, Holdings and MHFII, and the business address of Mr. Maltese, is Maltese Capital Management LLC, 150 East 52nd Street, 30th Floor, New York, New York 10022.
(6)	This information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 10, 2013 by Stanley Woodward, Jr. and Marie José B. Woodward. Pursuant to the Schedule 13D, as of December 31, 2012 Mr. Woodward beneficially owned 282,356 shares of Company common stock through a revocable trust, constituting approximately 5.90% of the shares outstanding, and 70,592 shares of Company common stock due to his joint ownership of the shares with Mrs. Woodward, constituting approximately 1.50% of the shares outstanding; and (ii) Mrs. Woodward beneficially owned 70,592 shares of Company common stock due to her joint ownership of the shares with Mr. Woodward, constituting approximately 1.50% of the shares outstanding. The address of Mr. and Mrs. Woodward is 1699 Colle Lane, Charlottesville, Virginia 22902.

EXECUTIVE COMPENSATION

The following table provides information on the total compensation paid to or earned by the Company’s executive officers for the years indicated below (the “named executive officers”). No other executive officers of the Company earned over $100,000 in total compensation in 2014. No officer receives compensation from the Company, and all compensation is paid through the Subsidiaries.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation		Total
Randal R. Greene	2014	$259,538	—	—	—	$62,500	$253	$7,250	(3)(4)	$329,541
President & CEO	2013	250,379	—	—	—	39,063	519	41,949		331,910
Douglas F. Jenkins, Jr.	2014	$182,558	—	—	—	$28,500	$1,573	$5,279	(3)(4)	$217,910
Executive Vice President	2013	145,231	—	—	—	13,050	1,526	4,372		164,179
Deborah M. Evans	2014	$131,692	—	—	—	$12,825	$1,771	$4,028	(3)	$150,316
Senior Vice President & CFO	2013	114,420	—	—	—	8,625	1,719	3,724		128,488

(1)	Consists of cash bonus payments made to the officer (i) on February 27, 2015 under the Company’s annual incentive plan for 2014 performance and (ii) on February 13, 2014 under the Company’s annual incentive plan for 2013 performance.
(2)	Amounts shown reflect the change in cash value of the executive’s pension plan account and/or the change in the actuarial fair value of the executive’s deferred compensation under the executive’s deferred compensation plan account, and consists of, for 2014: (i) for Mr. Greene, $437 accrued on his behalf under the pension plan and a loss of $184 under the deferred compensation plan; (ii) for Mr. Jenkins, $1,573 accrued on his behalf under the pension plan; and (iii) for Ms. Evans, $1,771 accrued on her behalf under the pension plan. See “Benefit Plans – Pension Plan” and “Benefit Plans – Deferred Compensation Plan” below.
(3)	Consists of, for 2014: (i) for Mr. Greene, $5,216 accrued on his behalf under the 401(k) Plan, $846 accrued on his behalf for life insurance, and $1,188 for personal use of a company vehicle; (ii) for Mr. Jenkins, $3,504 accrued on his behalf under the 401(k) Plan, $491 accrued on his behalf for life insurance, and $1,284 for personal use of a company vehicle; and (iii) for Ms. Evans, $3,639 accrued on her behalf under the 401(k) Plan and $389 accrued on her behalf for life insurance.
(4)	Perquisites included the use of a Company-owned vehicle for Messrs. Greene and Jenkins. The aggregate incremental cost to the Company for all other perquisites was less than $10,000 and therefore is not included here.

Executive Compensation Overview

In June 2013, after thorough discussion, the Compensation Committee approved and recommended, and the Board of Directors adopted, a Compensation Committee Charter to codify the organization and responsibilities of the Compensation Committee. In addition, the Compensation Committee adopted an “Executive Compensation Philosophy and Strategy” statement that describes generally the approach the Company will use in compensating its executive officers. That statement provides, in general, as follows:

“As part of our mission to provide outstanding banking service to our community and to provide an excellent return to our stockholders, we provide a comprehensive total compensation program that allows the Company to attract, retain and reward skilled and motivated key executives who are essential to our business plan.

We intend to have a total compensation program that is generally consistent with our identified industry peers and is designed to reward key executives for achieving operational and financial goals with a view to long term success and rewards for our stockholders.

At the discretion of the Compensation Committee and, where appropriate, the Board of Directors:

•	Our executive compensation programs may be benchmarked to an industry-specific peer group of financial services organizations in Virginia and, where appropriate, to standardized financial services survey data. Compensation comparability may be determined using, among other criteria, asset size, earnings, location, organizational structure, number of employees, market capitalization and service offerings.

•	Our annual incentive plan(s) should provide each participant with target incentive awards that generally track short-term individual goals, as well as performance results for the Company.

•	We believe that meaningful equity participation in the Company by key executives helps align their interests with those of other stockholders. When appropriate, key executives may be eligible to participate in the Company’s long-term equity program. Among other things, company and individual performance may be considered when determining the size, frequency and vesting of stock grants. Grants may be in the form of options, stock or units.

•	When appropriate, executives may be selected to participate in the Company’s supplemental and/or perquisite programs. Among other things, consideration may be dependent on comparable data, retention value of the executive and cost to the Company.

•	Contractual arrangements between the Company and individual executives may be provided at the discretion of the Compensation Committee.

•	The Compensation Committee is charged with creating an equitable compensation program that is in the best interests of stockholders and aligns executive compensation opportunity to the short- and long-term financial success of the Company.”

The Compensation Committee considers the results of the stockholder advisory say-on-pay vote in its deliberations regarding compensation of the named executive officers. At the 2014 Annual Meeting, the Company provided stockholders with an advisory vote on executive compensation. The stockholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s 2014 Annual Meeting proxy statement. Excluding abstentions and broker non-votes, the vote was 2,988,312 shares “For” (95.3% of the shares voted) and 145,840 shares “Against” (4.7% of the shares voted).

The Compensation Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since the 2014 Annual Meeting. The Compensation Committee viewed the vote as an expression of the stockholders’ overall satisfaction with the Company’s executive compensation programs. While the Compensation Committee considered this stockholder satisfaction in determining to continue, in general, the Company’s executive compensation programs for 2015, decisions regarding incremental changes in individual and plan compensation were made as described below.

Elements of Compensation

For 2014, the principal components of compensation for the Company’s executive officers were base salary and performance-based incentive compensation in the form of cash.

These and other elements of compensation are described below and are detailed in the Summary Compensation Table.

Review of Compensation

As provided in the “Executive Compensation Philosophy and Strategy” statement, in 2013 the Compensation Committee identified a peer group of 13 Virginia banks and bank holding companies for use in benchmarking. The Company’s compensation consultant, the Titan Group, prepared an executive compensation analysis comparing the Company’s practices (and company performance) to those institutions in the peer group as a reference for the Compensation Committee when setting compensation. The elements of compensation described above were derived from this analysis. A similar benchmarking was performed in 2014.

The Compensation Committee reviews the compensation for the President and Chief Executive Officer on an annual basis, taking into account, among other things, the Executive Compensation Philosophy and Strategy, the information it receives from any compensation consultants (including the peer group analysis) and the performance of the Company during the review period. After such review, the Compensation Committee recommends to the full Board of Directors the compensation for the President and Chief Executive Officer for review, discussion, revision if requested, and approval. Compensation for executive officers other than the President and Chief Executive Officer is recommended to the Compensation Committee by the President and Chief Executive Officer on an annual basis. The President and Chief Executive Officer takes into account substantially the same information as the Compensation Committee does when setting the President and Chief Executive Officer’s compensation. The Compensation Committee reviews these recommendations and has the authority to revise the proposed compensation, and approve and finalize such officers’ compensation.

Base Salary

The Company’s executive compensation program has substantially relied on base salary as its primary component. Base salary is paid to recognize the day-to-day duties and responsibilities of the Company’s executive officers. Individual base salary determinations involve consideration of market competitiveness, incumbent qualifications, performance and service longevity. Effective January 1, 2014, the named executive officers received merit increase adjustments. The base salaries for 2014 after these adjustments were:

Randal R. Greene	$250,000
Douglas F. Jenkins, Jr.	$190,000
Deborah M. Evans	$135,000

Incentive Compensation

For 2014, a performance-based cash incentive plan was approved by the Compensation Committee that established measurable objectives for each of the Company’s executive officers. The categories for measurement under the plan were as follows: Regulatory Compliance, Financial Reporting, Budget Compliance, Credit Quality, Asset Growth, Net Income Growth, and Critical Factors, each of which included position-specific objectives. Depending upon the executive officer position, the categories were weighted to reflect the individual executive’s span of responsibility for the Company’s performance. Cash bonus opportunities, expressed as a percentage of annual salary, for the executive officers ranged from 25% (Mr. Greene) to 15% (Mr. Jenkins) to 10% (Ms. Evans). The Compensation Committee met on February 10, 2015 and reviewed 2014 performance against targeted objectives before approving the final amount of the bonuses. For 2014, Mr. Greene received $62,500, Mr. Jenkins received $28,500 and Ms. Evans received $12,825 in bonus payments.

For 2015, a performance-based cash incentive plan was approved by the Compensation Committee that established measurable objectives for each of the Company’s executive officers. The categories for measurement under the 2015 plan are the same as those established for the 2014 plan.

Equity Compensation Plans

The Company’s current equity compensation plan, the Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan (“2013 Plan”), was adopted by the Board of Directors on February 21, 2013 and was approved by stockholders on May 20, 2013 at the Company’s 2013 annual meeting. The 2013 Plan makes available up to 385,000 shares of common stock for granting stock options in the form of incentive stock options and non-statutory stock options, restricted stock awards and other stock-based awards to employees and directors of the Company and the Subsidiaries. The 2013 Plan superseded and replaced the Company’s 2003 Incentive Stock Option Plan and 2008 Non-Employee Directors Stock Option Plan.

The purpose of the 2013 Plan is to further the long-term stability and financial success of the Company by attracting and retaining employees and directors through the use of stock incentives. The Company believes that ownership of its common stock will stimulate the efforts of those persons upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business, and will further the identification of those persons’ interests with the interests of the Company’s stockholders.

The 2013 Plan is administered by the Compensation Committee, which has the power to select plan participants and to grant stock options, restricted stock awards and other-stock based awards on terms the Compensation Committee considers appropriate, including based on performance. In addition, the Compensation Committee has the authority to interpret the plan, to adopt, amend, or waive rules or regulations for the plan’s administration, and to make all other determinations for administration of the plan.

Under the 2013 Plan, of the 385,000 shares authorized, 378,000 were available for granting purposes as of December 31, 2014. Although the Company’s former stock option plans have expired, option grants for 190,419 shares are still available for exercise.

The following table presents certain information on the unexercised stock options and restricted stock held by the named executive officers as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year End

		Option Awards					Stock Awards
Name	Year of Award	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Randal R. Greene	2014	—	—	—	—	—	—	—	—	—
	2013	15,000	—	—	$5.25	2/21/2023	—	—	—	—
	2012	—	—	—	—	—	—	—	—	—
	2011	5,000	—	—	3.20	10/6/2021	—	—	—	—
Douglas F. Jenkins, Jr.	2014	—	—	—	—	—	—	—	—	—
	2013	10,000	—	—	$5.25	2/24/2023	—	—	—	—
	2012	—	—	—	—	—	—	—	—	—
	2011	2,000	—	—	4.85	3/22/2021	—	—	—	—
	2010	1,014	—	—	5.43	6/3/2020	—	—	—	—
	2009	487	—	—	7.40	4/29/2019	—	—	—	—
	2008	730	—	—	11.09	4/8/2018	—	—	—	—
	2007	610	—	—	13.87	4/10/2017	—	—	—	—
	2006	273	—	—	12.39	4/11/2016	—	—	—	—
Deborah M. Evans	2014	—	—	—	—	—	—	—	—	—
	2013	10,000	—	—	$5.25	2/24/2023	—	—	—	—
	2012	—	—	—	—	—	—	—	—	—
	2011	2,000	—	—	4.85	3/22/2021	—	—	—	—
	2010	858	—	—	5.43	6/3/2020	—	—	—	—
	2008	913	—	—	11.09	4/8/2018	—	—	—	—
	2007	649	—	—	13.87	4/10/2017	—	—	—	—
	2006	454	—	—	12.39	4/11/2016	—	—	—	—
	2005	304	—	—	14.75	4/19/2015	—	—	—	—

(1)	All stock options have vested and are exercisable.

Employment Agreement and Change in Control Arrangements

Randal R. Greene. On October 6, 2011, the Company, the Bank and Randal R. Greene entered into an employment agreement (the “Employment Agreement”) setting forth the terms and conditions of his employment as President and Chief Executive Officer of the Company and the Bank. The initial term of the Employment Agreement began on October 6, 2011 and expired on October 6, 2014. The Employment Agreement automatically renews for successive one-year terms after October 6, 2014 on the anniversary date of the agreement, unless either party notifies the other of its intention not to renew. Neither party provided notice to the other on or before October 6, 2014; accordingly, the Employment Agreement automatically renewed for a one-year term ending October 6, 2015.

Pursuant to the terms of the Employment Agreement, Mr. Greene is paid an annual base salary of at least $230,000, which amount may be increased at the discretion of the Company’s Board of Directors. Mr. Greene also received 5,000 shares of the Company’s common stock in a stock award, an incentive stock option covering 5,000 shares of the Company’s common stock and a one-time cash bonus payment of $25,000 in connection with his entering into the Employment Agreement. The option immediately vested in full and was issued pursuant to the Company’s 2003 Stock Incentive Plan. Mr. Greene also was entitled to a relocation allowance of $35,000 in total for 2011 and 2012 to reimburse his reasonable relocation expenses. The Company provides Mr. Greene with the use of a Bank-owned car and pays his membership dues and monthly fees at a country club during the term of the Employment Agreement.

Mr. Greene is entitled to participate in the Bank’s long-term and short-term incentive plans. Pursuant to the Employment Agreement, his incentive compensation is based upon goals established by Mr. Greene and the Bank’s Compensation Committee or its Board of Directors and will be subject to an annual maximum of 25% of his annual base salary. Mr. Greene is also entitled to participate in all of the Company’s and the Bank’s employee benefit plans and programs for which he is eligible. Any incentive-based compensation or award to which Mr. Greene is entitled is subject to clawback by the Company and the Bank as required by applicable federal law.

Pursuant to the Employment Agreement, Mr. Greene will be entitled to receive certain severance payments as discussed below, in the event of a termination of employment under certain circumstances. If the Company and the Bank terminate Mr. Greene’s employment without “Cause,” or Mr. Greene terminates his employment with “Good Reason” (as such terms are defined in the Employment Agreement), in a non-change of control context, the Company will be obligated to pay Mr. Greene the greater of (i) a monthly amount equal to one-twelfth of his annual base salary in each month for the remainder of the term of the Employment Agreement, or (ii) a monthly amount equal to one-twelfth of his annual base salary for a period of six months. Under such circumstances, Mr. Greene will also be entitled to any bonus or short-term incentive compensation earned but not yet paid, and, if he elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the continuance of his current benefits under group health and dental plans, provided that such benefits will not extend beyond the 18-month period permitted by COBRA.

If within one year of a change of control of the Company, Mr. Greene’s employment is terminated (i) by the Company and the Bank without Cause, or (ii) by Mr. Greene for Good Reason, he will be entitled to a lump sum cash payment equal to the excess, if any, of 2.99 times Mr. Greene’s annualized includable compensation for the base period (as such phrase is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)) over the total amount due Mr. Greene under other termination provisions of the Employment Agreement.

Mr. Greene will be subject, in certain circumstances, to non-competition and non-solicitation restrictions for a period of 24 months following the termination of his employment.

Douglas F. Jenkins, Jr. and Deborah M. Evans. On January 10, 2014, the Company entered into separate management continuity agreements with Douglas F. Jenkins, Jr., a Vice President of the Company, and Deborah M. Evans, the Company’s Chief Financial Officer, which become effective upon a “change in control” of the Company (as defined in the agreements). Under the terms of these agreements, the Company or its successor agrees to continue to employ each officer for a term of one year after the date of a change in control of the Company. During the one-year term after a change in control, each officer will retain commensurate authority, duties and responsibilities, and compensation benefits. The officer will receive (i) an annual base salary at least equal to the annual base salary paid in the immediate 12-month period prior to the change in control, (ii) a bonus at least equal to the average bonus paid to the officer in the two years prior to the change in control, and (iii) employee welfare benefits similar to that in place prior to the change in control.

If the officer’s employment is terminated during the one-year term after a change in control other than for “cause” or “disability” (as defined in the agreements), or if the officer should terminate employment because (i) a material term of the contract is breached by the Company or its successor, or (ii) there has been a material reduction in the officer’s duties or authority, the officer will be entitled to (x) a lump sum payment, in cash, within 45 days after the date of termination, in an amount equal to 1.00 times the sum of (a) the officer’s annual base salary and (b) the highest bonus paid to the officer for the two most recent years, and (y) the continuance of all employee welfare benefit plans for a period of 12 months after the termination date. The agreements also contain a “clawback” provision whereby any incentive based compensation or award received by the officer is subject to clawback by the Company or its successor as required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, with a look-back period of no more than three years, unless required by applicable law or stock exchange listing requirement.

Benefit Plans

Pension Plan. The Company has a non-contributory cash balance pension plan, which covers substantially all salaried employees who have reached the age of 21. Under this cash balance plan, the account balance for each participant grew each year with annual pay credits based on age and years of service and monthly interest credits based on an amount established each year by the Board of Directors, subject to a minimum of 3% per the Internal Revenue Code. Pursuant to the terms of the cash balance pension plan, employees are 100% vested after three years of service. Once vested, the accumulated cash balance is available to the participant upon retirement, death or other termination of employment and is payable in various forms at the election of the participant, including as a lump sum. Effective December 31, 2012, this plan was frozen. Subsequently, annual pay credits were discontinued, but each participant’s account balance will continue to grow based on monthly interest credits.

At December 31, 2014, the lump sum value of accrued benefit in this plan was $14,800 for Mr. Greene, $60,000 for Ms. Evans and $53,282 for Mr. Jenkins.

401(k) Plan. The Company has a contributory 401(k) plan. In 2014, all salaried employees of the Subsidiaries were eligible to participate after having worked six months consecutively. There is no age requirement. Participants can elect to defer between 1% and 15% of their base compensation, which will be contributed to the plan, providing the amount deferred does not exceed the federal dollar maximum election deferral for each year. The Subsidiaries matched 100% up to a 2% deferral, then 25% on deferrals between 2% and 6% of salary. Under the plan, an employee was vested in the matched portion of the contribution by 20% after two years and 20% each year thereafter for the next four years of service. If an employee terminated his or her employment prior to the initial two-year period, he or she forfeited any accrued match contribution.

Distributions to participants are made at death, retirement or other termination of employment in a lump sum payment. The plan permits certain in-service withdrawals. Normal retirement age is considered 65; early retirement is considered at 55 with 10 years of vested service; disability retirement has no age requirements but a service requirement of 10 years of vested service.

In January 2015, the Company’s Board of Directors approved an increase in the Company’s match. Effective March 9, 2015, the Company will match 100% of the first 3% and 50% of the next 3% of an employee’s contributions.

Employee Stock Ownership Plan (the “ESOP”). The ESOP is a non-contributory plan supported by annual contributions made at the discretion of the Company’s Board of Directors. The ESOP is a stock bonus plan qualified under Section 401(a) of the Internal Revenue Code and an employee stock ownership plan under Section 4975(E)(7) of the Internal Revenue Code. The ESOP is eligible to each Bank and Trust Company employee over the age of 21 and credited with at least 1,000 hours of service for the plan year.

Deferred Compensation Plan. The named executive officers, in addition to certain other eligible executive officers, are entitled to participate in the Bay Banks of Virginia, Inc. Executive Deferred Compensation Plan. Pursuant to the nonqualified plan, eligible executive officers can defer up to 100% of base salary and/or bonus on an annual basis.

Amounts deferred pursuant to the plan can be invested in the Company’s common stock and various mutual funds, with the portfolio composition up to the discretion of the executive officer. Although the Company does not make matching contributions to the plan, it may elect to make contributions approved by the Compensation Committee and/or Board of Directors. The Company did not make any discretionary contributions to the plan in 2014.

Amounts under the plan will be paid following a distributable event. A distributable event includes a specific date, termination of employment with the Company, retirement or a date based on the later of a combination of these dates. Distributions can be received either as a lump-sum payment or in substantially equal payments over a period of not more than 20 years.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC regulations, the Company is providing stockholders with an advisory (non-binding) vote on the compensation of the named executive officers as disclosed in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive compensation programs and policies. At the Company’s 2013 Annual Meeting, the stockholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, stockholders may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section of the Company’s 2015 Proxy Statement, including the compensation tables and related narrative disclosure in the 2015 Proxy Statement.”

The Company believes its compensation programs and policies are strongly aligned with the long-term interests of its stockholders. Because this vote is advisory, it will not be binding upon the Company’s Board of Directors or the Compensation Committee. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends that you vote for the approval, on an advisory basis, of Company’s executive compensation programs and policies, by voting FOR the approval of the above resolution.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Bay Banks of Virginia, Inc. oversees the Company’s financial reporting process on behalf of the Board of Directors of the Company. The Audit Committee is elected by the Board of Directors of the Company. All members of the Audit Committee are independent of management. The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee.

While management has the primary responsibility for the quality and integrity of the Company’s financial statements and reporting processes, the Audit Committee provides assistance to management in fulfilling this responsibility. In its oversight responsibilities, the Audit Committee reviewed with management and the independent registered public accounting firm the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014, and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

In addition, the Audit Committee obtained from the Company’s independent registered public accounting firm a formal written statement discussing any disclosed relationship or service which may impact the objectivity and independence of the independent registered public accounting firm, as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Committee also discussed with the independent registered public accounting firm all communications required by Public Company Accounting Oversight Auditing Standard No. 16 “Communications with Audit Committees”.

The Audit Committee also monitored the internal audit functions of the Company including the independence and authority of its reporting obligation, the proposed audit plan for the coming year, and the adequacy of management responses to internal audit findings and recommendations.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Bay Banks of Virginia, Inc.

Robert F. Hurliman, Chair

Kenneth O. Bransford, Jr.

C. Dwight Clarke

Richard A. Farmar, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Dixon Hughes Goodman LLP audited the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and reviewed the Company’s quarterly reports on Form 10-Q during 2014.

The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Dixon Hughes Goodman LLP. Audit fees include audit and review services, consents and review of documents filed with the Securities and Exchange Commission. Audit-related fees consist of research and consultation concerning financial accounting and reporting standards and audits of the Company’s benefit plans. Tax fees include preparation of federal and state tax returns and consultation regarding tax compliance issues.

Fees to Dixon Hughes Goodman LLP in 2014 and 2013

	Fiscal 2014	Fiscal 2013
Audit Fees	$109,463	$107,212
Audit-related Fees	19,180	18,236
Tax Fees	12,150	10,170

Total Fees	$140,793	$135,618

The Audit Committee pre-approves all audit, audit related and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On May 20, 2013, the Audit Committee approved the selection of Dixon Hughes Goodman LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. On May 20, 2013, the Company notified Yount, Hyde & Barbour, P.C. (“YHB”) that it had been dismissed as the Company’s independent registered public accounting firm effective as of such date. The decision to change the Company’s independent registered public accounting firm was approved by the Company’s Audit Committee.

YHB performed audits of the consolidated financial statements of the Company for the years ended December 31, 2012 and 2011. The audit reports of YHB on the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2012 and 2011 and from January 1, 2013 through May 20, 2013, (i) there were no disagreements with YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to YHB’s satisfaction, would have caused YHB to make reference in connection to their opinion to the subject matter of the disagreement and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

YHB has furnished a letter to the Securities and Exchange Commission dated May 24, 2013 stating that it agrees with the above statements.

During the two fiscal years ended December 31, 2012 and 2011 and from January 1, 2013 through May 20, 2013, neither the Company nor anyone on its behalf consulted Dixon Hughes Goodman LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Dixon Hughes Goodman LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. During the two fiscal years ended December 31, 2012 and 2011 and from January 1, 2013 through May 20, 2013, neither the Company nor anyone on its behalf consulted Dixon Hughes Goodman LLP regarding any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

On May 24, 2013, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with respect to the above-referenced change in independent registered public accountants.

PROPOSAL 3 – TO APPROVE AN AMENDMENT TO THE

COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE QUORUM

REQUIREMENT FOR STOCKHOLDER ACTION

On January 14, 2015, the Company’s Board of Directors approved, subject to stockholder approval, an amendment to the Company’s Articles to change the quorum requirement for stockholder action. Such amendment would lower the quorum requirement for a stockholders meeting from 60% to a majority of the votes entitled to be cast for all matters, other than director conflict of interests transactions.

If the amendment is approved by stockholders at the Annual Meeting, the Company will deliver, as soon as reasonably practicable, to the State Corporation Commission of the Commonwealth of Virginia (the “Virginia SCC”) articles of amendment reflecting such approval. The amendment will become effective upon the issuance of a certificate of amendment by the Virginia SCC. Thereafter, the quorum requirement in connection with a stockholders meeting will be the quorum requirements set forth in the Virginia Stock Corporation Act (the “VSCA”), which is a majority of the votes entitled to be cast (other than director conflict of interests transactions).

Background

The first sentence of Section 1 of Article VI of the Company’s Articles currently states as follows: “A quorum for any meeting of the stockholders shall consist of sixty percent (60%) of the shares of stock of the Corporation entitled to vote.” Under Virginia law, unless the articles of incorporation or the VSCA provides otherwise, a majority of the votes entitled to be cast on a matter constitutes a quorum of the voting group for action on that matter.

The Board of Directors believes that reducing the quorum requirement from the current 60% threshold to a majority threshold established by Virginia law for all matters, other than director conflict of interests transactions, is in the best interests of the Company and its stockholders. In recent years, management of the Company has devoted significant time to ensure the Company receives a sufficient number of proxies so that it can achieve a quorum and hold its annual stockholder meetings. During such period, the Board and management have discussed hiring a proxy solicitation firm, and determined not to do so because it would incur additional costs. The Board believes that a reduction of the quorum requirement would eliminate such distractions by making it easier to ensure that a quorum for a stockholders meeting will be achieved, and allow management to focus more fully on the Company’s operations. In addition, the Board believes that reducing the quorum requirement would eliminate the potential costs incurred in engaging a proxy solicitation firm.

Effect of Proposal 3

The proposed amendment would delete the first sentence of Section 1 of Article VI of the Company’s Articles. The Company would also make a conforming change to the title of such Article VI. As a result of the amendment to the Company’s Articles, the quorum requirement for stockholders meetings will be the quorum requirement set forth in the VSCA, which is a majority of the votes entitled to be cast (other than director conflict of interests transactions).

Under the VSCA, a conflict of interests transaction is a transaction with a corporation in which a director has an interest that precludes the director from being a disinterested director. If stockholders are entitled to vote on a director conflict of interests transaction, the shares owned by or which may be voted under the control of a director who is not disinterested will not be counted in determining a quorum with respect to a vote to authorize, approve or ratify such transaction under the VSCA’s conflict of interests statute (Virginia Code § 13.1-691). The quorum requirement in that case would be a majority of the shares entitled to be counted in a vote on the transaction excluding the shares held by the interested director.

Text of Amendments

A copy of the full text of the proposed amendments to Article VI that are the subject of Proposal 3 is attached as Appendix B to this Proxy Statement. Proposed deletions are indicated by strike-throughs and proposed additions are indicated by underlines. If the amendment is approved, conforming amendments will be made to the Company’s Bylaws, as amended (the “Bylaws”), with respect to quorum requirements for stockholder meetings. Stockholder approval is not required to make these amendments to the Bylaws and the Board has already approved the amendments to the Bylaws contingent on stockholder approval of this Proposal 3.

The Company’s Board of Directors recommends that you vote FOR the approval of an amendment to the Company’s Articles to change the quorum requirements for stockholder action.

PROPOSALS 4a, 4b AND 4c – AMENDMENTS TO THE

COMPANY’S ARTICLES OF INCORPORATION TO CHANGE

THE VOTING REQUIREMENTS FOR STOCKHOLDER ACTION

On January 14, 2015, the Company’s Board of Directors approved, subject to stockholder approval, amendments to the Company’s Articles to change the voting requirements for stockholder action. Such amendments would (i) lower the voting requirement necessary to approve general corporate matters from 60% to a majority of the votes cast, (ii) provide for the election of directors by a plurality vote versus the current 60% of the votes cast requirement and (iii) lower the voting requirements necessary to approve certain corporate transactions and future amendments to the Articles of Incorporation (a) from 60% to a majority of the votes entitled to be cast, if at least two-thirds of the directors approve of such action, and (b) from 80% to two-thirds of the votes entitled to be cast, if the action is approved by less than two-thirds of the directors. The Board of Directors believes that the proposed amendments to Article VI of the Company’s Articles are in the best interests of the Company and its stockholders.

If the amendments are approved by stockholders at the Annual Meeting, the Company will deliver, as soon as reasonably practicable, to the Virginia SCC articles of amendment reflecting such approval. The amendments will become effective upon the issuance of a certificate of amendment by the Virginia SCC. Thereafter, the voting requirements for stockholder action will be such requirements set forth in the Company’s Articles of Incorporation, as amended, as described below under each of Proposal 4a, 4b and 4c. Such descriptions are qualified by reference to the full text of the proposed amendments to Article VI which is attached as Appendix C to this Proxy Statement.

Separate Proposals

Proposals 4a, 4b and 4c relate to changing the voting requirements for stockholder approval of specified actions. While the Board of Directors views such proposed amendments to the Company’s Articles in their entirety as a singular change in corporate governance as it relates to stockholder voting, the Company is submitting these amendments to stockholders as separate proposals so that stockholders are able to express their views on each amendment proposal separately.

Because of the Board’s view on such amendments, the approval of each of Proposal 4a, 4b and 4c is conditioned on the approval of the other proposals regarding the voting requirements for stockholder approval. The Company will amend its Articles to implement the amendments that are the subjects of Proposals 4a, 4b and 4c only if all such proposals receive the requisite approvals from stockholders. In the event stockholders do not approve Proposal 4a or Proposal 4b or Proposal 4c, or any two or all of such proposals are not approved, the Company will not amend its Articles to implement any amendment that is the subject of any of such proposals.

Text of Amendments

A copy of the full text of the proposed amendments to Article VI that are the subjects of Proposals 4a, 4b and 4c is attached as Appendix C to this Proxy Statement. Because Article VI will be amended to implement such amendments only if all such proposals receive the requisite stockholder approvals, the Company is presenting all such amendments together in their entirety in Appendix C. Proposed deletions are indicated by strike-throughs and proposed additions are indicated by underlines. No conforming amendments will need to be made to the Company’s Bylaws.

Current Voting Requirements

In addition to setting forth the current quorum requirement for stockholder action, Article VI of the Company’s Articles provides the voting requirements for stockholder action. Pursuant to Section 1 of Article VI, the concurring vote of more than 60% of the voting shares of the Company represented at a stockholders meeting is required to constitute stockholder action. Pursuant to Section 2 of Article VI, and notwithstanding the provisions of Section 1, (i) any amendment of the Company’s Articles, (ii) a plan of merger or exchange, (iii) a transaction involving the sale of all or substantially all the Company’s assets other than in the regular course of business or (iv) a plan of dissolution, must be approved by the vote of 60% of all votes entitled to be cast on such transaction by each voting group entitled to vote thereon, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all votes entitled to be cast on such transaction by each voting group entitled to vote thereon.

PROPOSAL 4a – TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE VOTING REQUIREMENT FOR APPROVAL OF GENERAL CORPORATE MATTERS

Background. When the Bank reorganized into the holding company form of organization in 1997, it was determined by the Boards of Directors of the Bank and the Company to maintain the same stockholder voting requirements with respect to the Company’s Articles as those set forth in the Bank’s Articles of Incorporation. From time to time since the reorganization, the Company’s Board and management have discussed the approval standard necessary to take stockholder action for general corporate matters. The Company’s Articles require the concurring vote of more than 60% of the voting shares of the Company for approval of general corporate matters, while a significant majority of banks and bank holding companies headquartered in Virginia having common stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require the concurring vote of only a majority of the votes cast for approval of such matters. Based on the practices of the Company’s peer group, and the Board’s view that the Company’s stockholders should have more control over the Company’s direction, the Board believes that lowering the voting requirement necessary to approve general corporate matters from 60% of the voting shares of the Company to a majority of the votes cast is appropriate from a corporate governance perspective for a community banking organization such as the Company.

Effect of Proposal 4a. The proposed amendment described in Proposal 4a would, along with the amendment described in Proposal 4b, replace the second sentence of Section 1 of Article VI with a new sentence containing two subsections (subsections (a) and (b)). Subsection (a) would provide that any corporate action, except (i) the election or removal of directors, (ii) a merger, (iii) a statutory share exchange, (iv) the sale or other disposition of all or substantially all of the Company’s assets otherwise than in the usual and regular course of business, (v) the dissolution of the Company or (vi) an amendment or restatement of the Company’s Articles, will be approved if the votes cast in favor of the action exceed the votes cast against the action for each voting group entitled to vote on the matter. Subsection (b) relates to the election of directors, and information on subsection (b) is set forth below under “Proposal 4b – To Approve an Amendment to the Company’s Articles of Incorporation to Change the Voting Requirement to Elect Directors.”

For further clarification, and as stated elsewhere in this Proxy Statement, if Proposal 3 is approved, the first sentence of Section 1 of Article VI of the Company’s Articles would be deleted.

The Company’s Board of Directors recommends that you vote FOR the approval of an amendment to the Company’s Articles to change the voting requirement for approval of general corporate matters.

PROPOSAL 4b – TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE VOTING REQUIREMENT TO ELECT DIRECTORS

Background. The Board believes that the default rule under Virginia law for the election of directors – plurality of the votes cast – is more appropriate for a community banking institution like the Company than a 60% votes cast requirement. Based on an informal survey by the Company’s management of banks and bank holding companies headquartered in Virginia having common stock registered under the Exchange Act, almost all of such institutions elect their directors by a plurality vote. Director election by a plurality vote will make it easier for stockholders to elect directors that they desire to serve on the Board. Based on the practices of the Company’s peer group, and the Board’s view that the Company’s stockholders should have more control over the Company’s direction, the Board believes that joining its Virginia banking peer group with respect to director elections is appropriate.

Effect of Proposal 4b. The proposed amendment described in Proposal 4b would, along with the amendment described in Proposal 4a, replace the second sentence of Section 1 of Article VI with a new sentence containing two subsections (subsections (a) and (b)). Subsection (b) would provide that directors are to be elected by a plurality of the votes cast by the shares entitled to vote in an election of directors. Subsection (a) relates to the election of directors, and information on subsection (a) is set forth above under “Proposal 4a – To Approve an Amendment to the Company’s Articles of Incorporation to Change the Voting Requirement for General Corporate Matters.”

For further clarification, and as stated elsewhere in this Proxy Statement, if Proposal 3 is approved, the first sentence of Section 1 of Article VI of the Company’s Articles would be deleted.

The Company’s Board of Directors recommends that you vote FOR the approval of an amendment to the Company’s Articles to change the voting requirement to elect directors.

PROPOSAL 4c – TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE VOTING REQUIREMENTS FOR APPROVAL OF CERTAIN CORPORATE TRANSACTIONS AND FUTURE AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION

Background. As described in Proposal 4a, when the Bank reorganized into the holding company form of organization in 1997, the Boards of Directors of the Bank and the Company determined to maintain the same stockholder voting requirements with respect to the Company’s Articles as those set forth in the Bank’s Articles of Incorporation. The requirements with respect to the approval of (i) significant corporate transactions such as mergers and (ii) amending the Company’s Articles, were set at high levels. The Company’s Articles require any of such actions to be approved by the vote of 60% of all votes entitled to be cast by each voting group entitled to vote thereon, provided that the action has been approved and recommended by at least two-thirds of the directors in office. If the action is not so approved and recommended, then the action must be approved by the vote of 80% or more of all votes entitled to be cast on such action by each voting group entitled to vote thereon. Such provisions are typically designed to protect the Company’s stockholders from actions that do not have the support of a supermajority of the Board by requiring that fundamental changes in how the Company is governed that do not receive such supermajority level support be made with the approval beyond a simple majority of its stockholders. In the case of the Company, even with the support of a supermajority of the Board, the voting requirement was set at 60% of the votes entitled to be cast for such actions.

Historically, the Board recognized the potential benefits to the Company and its stockholders in using these higher voting requirements to encourage any persons seeking control of the Company to negotiate with the Board. The provisions have the effect of giving the Board greater leverage when negotiating with a potential acquirer who may have a short-term focus and affording the Board time to consider alternatives that might provide greater value for all stockholders, but may be viewed as limiting a board’s accountability to stockholders.

Since the bank holding company reorganization, the Company’s Board and management have from time to time discussed the heightened voting requirements. In connection with its annual corporate governance review of the organizational documents of the Company and the Subsidiaries, the Board of Directors examined the current voting approval provisions of the Company’s Articles. In such review, it was noted that most of the institutions in the Company’s Virginia bank peer group identified above have lower approval standards for such actions than did the Company. The Board recognized that there are both advantages and disadvantages to the requirements, but that the current voting requirements may be viewed as limiting the ability of stockholders to take certain corporate actions. In approving the proposed amendment, the Board determined that a lower voting threshold to approve certain corporate transactions and future amendments to the Articles would benefit stockholders of the Company in that it allows a significant transaction or articles amendment to be approved by lower voting thresholds. Based on such discussions, and information on the Company’s peer group, the Board believes that lowering the approval standard for such actions is appropriate from a corporate governance perspective for a community banking organization such as the Company.

Effect of Proposal 4c. The proposed amendment described in Proposal 4c would eliminate Section 2 of Article VI and replace it with a new section that is very similar to current Section 2 except that it lowers the required vote necessary to approve significant corporate actions. Such new section would provide that a merger, statutory share exchange, sale or other disposition of all or substantially all of the Company’s assets otherwise than in the usual and regular course of business, dissolution, or any amendment or restatement of the Company’s Articles that requires a vote of the Company’s stockholders, must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote on the matter, provided that the transaction, amendment or restatement has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction, amendment or restatement is not so approved and recommended, then it must be approved by the vote of more than two-thirds of all the votes entitled to be cast on such matter by each voting group entitled to vote on the matter, which is the default under Virginia law.

The Company’s Board of Directors recommends that you vote FOR the approval of an amendment to the Company’s Articles to change the voting requirements for approval of certain corporate transactions and future amendments to the Articles.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Some of the Company’s directors, executive officers and members of their immediate families, and corporations, partnerships and other entities, of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and loan commitments to them were originated in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, other than as set forth below, do not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

On November 1, 2013, the Company purchased from Randal R. Greene, President, Chief Executive Officer and a director of the Company, a residential property in Johnson City, Tennessee for $771,000. The purchase price was based on two fair market appraisals obtained by the Company from independent third-party real estate appraisal firms. The property was formerly the primary residence of Mr. Greene. After such transaction, Mr. Greene used the funds received to assist in paying off the outstanding indebtedness under a mortgage loan with respect to such residence, allowing him to obtain mortgage financing to purchase his new primary residence in the Company’s market area.

During 2013 and 2014, the Bank made nonrecurring premium payments totaling $5,000,000 and $2,000,000, respectively, for bank owned life insurance policies which were obtained from Keystone Insurers Group, of which B. H. Baird Insurance Agency (“Baird”) is a member. The Company and the Bank routinely purchase various other insurance policies from Baird. Commissions received by Baird in 2013 and 2014 with respect to the sale of insurance policies to the Company and its Subsidiaries totaled $84,183 and $43,385, respectively. Richard A. Farmar, III, a director of the Company and the Bank, is President and sole owner of Baird.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by its Board of Directors. The Board reviews all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in Company common stock. Based upon a review of filings with the Securities and Exchange Commission and written representation that no other reports were required, the Company believes that all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2014.

OTHER MATTERS

General

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

STOCKHOLDER PROPOSALS

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business (including stockholder nominations of director candidates) to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary of the Company no later than 120 days before the anniversary date of the immediately preceding annual meeting. As to each matter, the notice must comply with certain informational requirements set forth in the Bylaws. These requirements are separate and apart from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet to have a proposal included in the Company’s proxy materials. To be considered for inclusion in the Company’s proxy materials relating to the 2016 Annual Meeting of Stockholders pursuant to applicable Securities and Exchange Commission rules, the Secretary of the Company must receive stockholder proposals no later than December 8, 2015. Stockholder proposals should be addressed to Corporate Secretary, Pamela A. Varnier, Bay Banks of Virginia, Inc., 100 S. Main Street, P.O. Box 1869, Kilmarnock, Virginia 22482.

Stockholder Communication

Bay Banks of Virginia has a process whereby stockholders can contact the Company’s directorship. Corporate stockholder contact information is available on the Company website at www.baybanks.com.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, excluding exhibits, as filed with the Securities and Exchange Commission can be obtained without charge by writing to Randal R. Greene, President and Chief Executive Officer, Bay Banks of Virginia, Inc., 100 South Main Street, P. O. Box 1869, Kilmarnock, Virginia 22482. This information may also be accessed, without charge, by visiting either the Company’s website at www.baybanks.com or the Securities and Exchange Commission’s website at www.sec.gov. The information on the Company’s website is not a part of this Proxy Statement.

Appendix A

BAY BANKS OF VIRGINIA, INC.

AUDIT COMMITTEE CHARTER

The Bay Banks of Virginia Inc.’s (Company) Audit Committee Charter defines the primary functions, duties and responsibilities of the Committee. The Board of Directors and Audit Committee approved the Charter and so noted their approval in the Board and Committee minutes.

FUNCTION

The Audit Committee is responsible for securing and reviewing external and internal financial and non-financial information about the Company. The Committee also provides oversight with respect to (1) the adequacy of audit coverage of the Company; (2) the satisfactory implementation by management of an adequate system of internal control throughout the Company; and (3) compliance by the Company with applicable laws, regulations and corporate policies.

DUTIES AND RESPONSIBILITIES

In carrying out its duties and responsibilities, the Audit Committee will meet at least 4 times per year and shall:

1.	Review and evaluate the adequacy of the control environment, management controls and internal accounting controls (i.e. system of internal control) of the Company, including management’s assessment and attestation of the internal control system and risk management processes.

2.	Have direct access to the Company’s External and Internal Auditors and provide an open and independent avenue of communication between the External and Internal Auditors and the Board of Directors to understand Company’s activities, strategic direction, related party transactions, and non-routine transactions.

3.	Be directly responsible for the engagement or discharge of the External Auditors together with the review and approval of the approach, purpose and type of professional services to be performed by the External Auditors.

4.	Review fee arrangements with the External Auditors for audit services to be provided by them for the Company.

5.	Review the performance and independence of the External Auditors.

6.	Meet with the External Auditors at the completion of their annual audit to:

a.	Review the annual financial statements and the results of the audit.

b.	Review the External Auditor’s evaluation of:

(1)	The quality and adequacy of the accounting, financial and internal audit policies, procedures, and controls for the Company.

(2)	The overall internal controls of the Company.

(3)	The adequacy of the Loan Loss Reserve.

(4)	Other matters which came to the External Auditor’s attention during the course of the audit.

c.	Timely review the External Auditor’s management letter and management’s response and their report to the Audit Committee.

7.	Review the External Auditor’s annual planning memorandum.

8.	Review quarter–end and annual financial results prior to public release.

9.	Review and approve SOX 404 compliance.

10.	Approve the internal audit plan and review and approve the results of the internal audit plan on not less than an annual basis.

11.	Review and approve all third party providers contracted to perform audit related services.

12.	Receive and review copies of internal audit reports together with the responses received from the management of the audited function.

13.	Review at each scheduled meeting the status of findings as summarized in the Issues Tracking Report.

14.	Review (1) complaints received by the Company regarding accounting, internal accounting controls, auditing matters, and (2) confidential submissions by employees regarding questionable accounting or auditing methods.

15.	Direct and supervise investigations into matters within the scope of its duties and, if appropriate, hire special counsel or other experts to assist with such investigations.

16.	Have direct access to outside legal counsel to ensure that legal questions are properly surfaced and addressed.

17.	Review examination reports by regulatory agencies together with management’s response to such reports as determined by the Committee or the Board.

18.	Perform other oversight functions as requested by the Board of Directors and report to the Board concerning the proceedings of the Committee and its findings and concerns.

19.	Perform overview of the risk management policies including operating review, profit plan reviews, industry and market updates, financial community expectations, information technology changes, legal briefings, compensation programs, and current and emerging risks.

MEMBERSHIP

The membership of the Audit Committee shall consist of not less than three (3) independent Directors, elected by the Board of Directors, who shall have the responsibility of seeing that the Company is audited regularly. All of the voting members of the Committee shall consist of non-employee Directors. The Committee’s non-employee Directors must be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.

The Secretary to the Board of Directors or, in such person’s absence, the Assistant Secretary to the Board shall act as the recording Secretary to the Audit Committee. Minutes of each meeting shall be prepared with copies to be provided to members of the committee and made available to management, the external auditors, internal auditors and regulatory examiners.

The chairman of the Audit Committee shall make a report to the Board on the results of each meeting of the Audit Committee.

The Audit Committee may have in attendance at its meetings such members of management and/or the external and internal auditors as it may deem necessary or desirable to provide the necessary information to carry out its duties and responsibilities.

The duties and responsibilities of the Directors on the Audit Committee are in addition to those recommended for a member of the Board of Directors.

Appendix B

AMENDMENT TO HEADING AND SECTION 1 OF ARTICLE VI

OF THE COMPANY’S ARTICLES OF INCORPORATION

If stockholders approve Proposal 3 to amend the Company’s Articles of Incorporation, the text indicated by underline will be added and the text indicated by strike-throughs will be deleted. Please note that the remaining sentence of Section 1 shown below would be amended and replaced if stockholders approve Proposals 4a, 4b and 4c. Reference is made to such proposals in the proxy statement and to Appendix C for more information. The approval of each of Proposal 4a, 4b and 4c is conditioned on the approval of the other two proposals.

Text of heading and Section 1 of Article VI of the Company’s Articles of Incorporation:

VI. ~~SHAREHOLDER’S QUORUM AND~~ STOCKHOLDER VOTING

Section 1. ~~A quorum for any meeting of the stockholders shall consist of sixty percent (60%) of the shares of stock of the Corporation entitled to vote.~~ If a quorum is present, in person and by proxy, the concurring vote of more than sixty percent (60%) of the voting shares of the Corporation represented at the meeting shall be required in order to constitute the act of the stockholders.

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Appendix C

AMENDMENT TO SECTION 1 AND SECTION 2 OF ARTICLE VI

OF THE COMPANY’S ARTICLES OF INCORPORATION

If stockholders approve Proposals 4a, 4b and 4c to amend the Company’s Articles of Incorporation, the text indicated by underlines will be added and the text indicated by strike-throughs will be deleted. Please note that approval of each of Proposal 4a, 4b and 4c is conditioned on the approval of the other two proposals, so Section 1 and Section 2 as shown below contemplate that all such proposals are approved by stockholders and contains the language as amended. Please further note that the first sentence of Section 1 shown below would be deleted if stockholders approve Proposal 3. The approval of Proposal 3 is not conditioned on stockholder approval of any other proposal at the Annual Meeting.

Text of Section 1 and Section 2 of Article VI of the Company’s Articles of Incorporation

Section 1. A quorum for any meeting of the stockholders shall consist of sixty percent (60%) of the shares of stock of the Corporation entitled to vote. ~~If a quorum is present, in person and by proxy, the concurring vote of more than sixty percent (60%) of the voting shares of the Corporation represented at the meeting shall be required in order to constitute the act of the stockholders.~~ Except as otherwise required in these Articles of Incorporation, as they may hereafter be amended:

(a) Any corporate action, except (i) the election or removal of directors, (ii) a merger, (iii) a statutory share exchange, (iv) the sale or other disposition of all or substantially all of the Corporation’s assets otherwise than in the usual and regular course of business, (v) the dissolution of the Corporation, or (vi) an amendment or restatement of these Articles of Incorporation, shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action.

(b) Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Section 2. ~~Notwithstanding the provisions of Section 1, as to any amendment of the Corporation’s Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of sixty percent (60%) of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.~~ A merger, statutory share exchange, sale or other disposition of all or substantially all of the Corporation’s assets otherwise than in the usual and regular course of business, dissolution, or any amendment or restatement of these Articles of Incorporation that requires a vote of the Corporation’s stockholders, shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, provided that the transaction, amendment or restatement has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction, amendment or restatement is not so approved and recommended, then it shall be approved by the vote of more than two-thirds of all the votes entitled to be cast on such matter by each voting group entitled to vote on the matter.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ééé EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

BAY BANKS OF VIRGINIA, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 17, 2015.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED 
PROXY	Please mark your votes like this

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS

INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4a, 4b, 4c AND 5.

					FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4a, 4b, 4c AND 5.				4a.Approval of an amendment to the Company’s Articles of Incorporation to change the voting requirement for approval of general corporate matters.	☐	☐	☐
1. Election of two (2) Class II Directors to serve three year terms.	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
(1) Kenneth O. Bransford, Jr. (2) Julien G. Patterson	☐	☐			FOR	AGAINST	ABSTAIN
				4b.Approval of an amendment to the Company’s Articles of Incorporation to change the voting requirement to elect directors.	☐	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)					FOR	AGAINST	ABSTAIN

4c.Approval of an amendment to the Company’s Articles of Incorporation to change the voting requirements for approval of certain corporate transactions and future amendments to the Company’s Articles of Incorporation.

					☐	☐	☐
	FOR	AGAINST	ABSTAIN
2. An advisory vote regarding the approval of compensation paid to our named executive officers, as described in the Company’s 2015 proxy statement.	☐	☐	☐
	FOR	AGAINST	ABSTAIN	5. Approval to transact such other business as may properly come before the meeting or any adjournment thereof. Management knows of no other business to be brought before the meeting.
3. Approval of an amendment to the Company’s Articles of Incorporation to change the quorum requirement for stockholder action.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                                            Signature, if held jointly                                                                    Date                     , 2015.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 18, 2015

The proxy statement and our 2014 Annual Report to Stockholders are available at http://www.baybanks.com.

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED 

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BAY BANKS OF VIRGINIA, INC.

The undersigned appoints Robert F. Hurliman and Randal R. Greene, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bay Banks of Virginia, Inc. held of record by the undersigned at the close of business on March 18, 2015 at the Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. to be held on May 18, 2015, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2, 3, 4a, 4b, 4c, AND 5, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAY BANKS OF VIRGINIA, INC.

(Continued, and to be marked, dated and signed, on the other side)